Exhibit (e)(1)(i)

SCHEDULE A

Distribution Agreement

GMO TRUST

40 Rowes Wharf, Boston, MA 02110

# of Portfolios	Series	Class
1	U.S. Equity Allocation Fund	III, IV, V, VI
2	Quality Fund	III, IV, V, VI
3	International Equity Fund	II, III, IV
4	International Large/Mid Cap Equity Fund	III, IV, VI
5	Developed World Stock Fund	III, IV
6	Foreign Fund	II, III, IV
7	Foreign Small Companies Fund	III, IV
8	International Small Companies Fund	III
9	Emerging Markets Fund	II, III, IV, V, VI
10	Emerging Countries Fund	III
11	Core Plus Bond Fund	III, IV
12	Currency Hedged International Bond Fund	III
13	Global Bond Fund	III
14	Emerging Country Debt Fund	III, IV
15	International Equity Allocation Fund	III
16	International Developed Equity Allocation Fund	III
17	Global Equity Allocation Fund	III
18	Global Developed Equity Allocation Fund	III
19	Global Asset Allocation Fund	III
20	Strategic Opportunities Allocation Fund	III
21	Benchmark-Free Allocation Fund	III, IV, V, VI, MF
22	Alpha Only Fund	III, IV
23	Tax-Managed International Equities Fund	III
24	U.S. Treasury Fund	N/A
25	Asset Allocation Bond Fund	III, VI
26	Debt Opportunities Fund	III, VI
27	Taiwan Fund	III, VI
28	Emerging Domestic Opportunities Fund	II, III, IV, V, VI
29	Resources Fund	III, IV, V, VI
30	Risk Premium Fund	III, IV, V, VI
31	Special Opportunities Fund	III, IV, V, VI, VII
32	Benchmark-Free Fund	III
33	Implementation Fund	N/A
34	SGM Major Markets Fund	III, IV, V, VI